Exhibit 10.11

Mr. Roger Wendelken
20 May Lane
Los Altos, CA 94022

May 26, 2009

Dear Roger,

On behalf of SMSC (the “Company), I am pleased to offer you the position of Vice President of Worldwide Sales.  This Corporate Officer position reports directly to Christine King, CEO.  This offer is subject to background check verifications by a third party provider.

In return for your contributions you will receive and be eligible for the following:

Annualized Base Salary
You will be paid at the bi-weekly rate of $10,576.92, which is equivalent to $275,000.00 on an annual basis.

New Hire Inducement Stock Appreciation Rights
The Company shall grant to you 75,000 stock appreciation rights (“SARS”) on the first date of your employment valued based on the closing price per share of SMSC common stock on the NASDAQ on that date. 25% of each such SAR grant will vest on each of the first four anniversaries of the grant date of such SAR provided you continue to remain employed by the Company on each of the applicable vesting dates.  Notwithstanding anything herein to the contrary, from time to time, the Board or the Compensation Committee, in its sole discretion may modify the grant to include a partial or total substitution of alternative equity based instruments or to increase or decrease the number of SARs or alternative equity based instruments

Long-term Incentive Plan Award
The Company shall grant to you an SMSC stock option grant of 28,000 SMSC shares on an annual basis which will be awarded quarterly on the same schedule as SAR or stock option grants are made to the Directors of the Company pursuant to the terms and conditions of the plan from which such grants are made.  The first such grant of 7,000 options will be granted in July 2010.  25% of each such grant will vest on each of the first four anniversaries of the grant date provided you continue to remain employed by the Company on each of the applicable vesting dates.  Notwithstanding anything herein to the contrary, from time to time, the Board or the Compensation Committee, in its sole discretion may modify the grant to include a partial or total substitution of alternative equity based instruments awarded and vesting schedule.  You will be required to execute the appropriate form of stock option agreement to receive these options.  A new long-term incentive plan will be recommended for approval at our July 2009 Stockholders Meeting.

Annual Incentive Plan
Your position will be targeted at 58% of your base salary.  This will be weighted 33% on the Sales Incentive Plan (SIP) and 25% on the Management Incentive Plan (MIP).  Assuming you start work June 22, 2009, your participation will commence with our fiscal year 2010 second quarter, and be subject to the terms and conditions of the respective incentive plans approved by the Compensation Committee.

Sign-On Bonus & Repayment Agreement
SMSC will pay you a lump sum sign-on bonus of $25,000, within your first month of employment, (less applicable taxes).

It is SMSC’s policy that employees agree to reimburse the Company for such sign-on bonuses should the employee decide to leave the Company on a voluntary basis within the first one (1) year of employment. If you resign within a year of your employment you agree to immediately pay to the Company on a pro-rata basis, based on the number of days left in the year after your resignation date, the amount of the bonus you received.

Roger Wendelken
May 26, 2009

Incentive Savings & Retirement Plan
You will be eligible to participate on the first of the month following the completion of three months of employment.  At that time, you can contribute up to 100% of salary (highly compensated employees - 12%) per pay period up to a maximum annual contribution as defined by law.  Employees who are considered highly compensated will be informed at the time of eligibility.  SMSC contributes 66 2/3% for each $1.00 you contribute up to 6% of your eligible compensation.  The employer matching contribution will be invested in SMSC Company Stock.  This program is a “before-tax” program, also known as a “401(k)” Plan, which allows employees to save before-tax dollars on a favorable basis.

Group Insurance Benefits
SMSC provides a full range of health and welfare “flex” benefits.  There is a contributory fee for some of the insurance coverages; however, the major costs of these coverages are assumed by the Company.  Elected group benefits commence on your first day of employment.  A Summary of Benefits is enclosed.

Executive Disability
You will be eligible for Company paid Individual Executive Disability Income Insurance (up to 1/3rd of salary), subject to physical exam and obtaining underwriting.  This is in addition to the LTD plan provided under the “flex” benefits program.

Paid Vacation
Vacation is accrued monthly to provide for an accrual rate of twenty (20) days per year or four (4) weeks per year.

Paid Holidays
Eleven (11) paid holidays per year based on the Company’s current holiday schedule.

Educational Assistance
The Company will pay tuition for job-related degree or advanced degree courses in accordance with the provisions of the Company’s Tuition Reimbursement Program.

Executive Severance Benefit (the “Executive Benefit”)
You will be eligible for the Executive Severance Benefit under the SMSC Severance Plan (the “Plan”), a copy of which is enclosed with amendments, but with a benefit equal to one year’s salary upon the occurrence of required “Relocation” as defined in Section 9(a) of the Plan or “Other Events” as defined in Section 9(c) of the Plan. Except for the amount of the severance benefit, your severance benefits, including without limitation the timing and manner of any payments, will be governed by the terms and conditions of the Plan.  In the event of a Change in Control as defined in the Severance Plan, notwithstanding any provisions of the Severance Plan to the contrary, you shall become 100% vested in all of your outstanding stock options and stock appreciation rights awards.

Section 409A Compliance
(i)     The intent of the parties hereto is that payments and benefits under this offer letter comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”) (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this offer letter shall be interpreted to be in compliance therewith.

(ii)    It is intended that each installment, if any, of the payments and benefits, if any, provided to you under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code.  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409 of the Code.

(iii)   All reimbursements and in-kind benefits provided under this offer letter (including, the provision of relocation benefits pursuant hereto) shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code.  All expenses or other reimbursements paid pursuant hereto that are taxable income to you shall in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense or pay such related tax.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

Roger Wendelken
May 26, 2009

Miscellaneous Provisions
Your eligibility to participate in the various compensation and benefits plans offered by the Company, including without limitation the MIP Plan, is subject to your compliance with the terms and conditions of each plan.  The Company retains sole and absolute discretion to modify, amend or terminate any such compensation and benefit plans at any time.

This offer letter shall be governed by and construed in accordance with the laws of the State of New York, without reference to its principles of conflicts of law.  This offer letter, the documents referenced herein, and any other documents you execute upon commencing employment shall constitute the entire agreement among the parties hereto with respect to your employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to your employment.  This offer letter may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought.  The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this offer letter.  Any provision of this offer letter (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this offer letter invalid, illegal, or unenforceable in any other jurisdiction.

Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation hereof or any agreements relating hereto or contemplated herein or the interpretation, breach, termination, validity or invalidity hereof shall be settled exclusively and finally by arbitration provided that neither party hereto shall be required to submit to arbitration claims for injunctive relief.  The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”), except as amplified or otherwise varied hereby.  The Company and you jointly shall appoint one individual to act as arbitrator within thirty (30) days of initiation of the arbitration.  If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the President of the New York Bar Association and shall be a person who maintains her principal place of business in the New York metropolitan area and shall be an attorney, accountant or other professional licensed to practice by the State of New York who has substantial experience in employment and executive compensation matters.  All fees and expenses of such arbitrator shall be shared equally by the Company and you.  The situs of the arbitration shall be New York City.  Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding.  The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal.  The arbitration award shall be paid within thirty (30) days after the award has been made.  Judgment upon the award may be entered in any federal or state court having jurisdiction over the parties and shall be final and binding.  Each party shall be required to keep all proceedings related to any such arbitration and the final award and judgment strictly confidential; provided that either party may disclose such award as necessary to enter the award in a court of competent jurisdiction or to enforce the award, and to the extent required by law, court order, regulation or similar order.

Roger Wendelken
May 26, 2009

The Immigration Reform and Control Act of 1986 require that employers must verify the identity and work authorization of all new employees.  You are therefore requested to complete Section 1 of the attached Form I-9 “Employment Eligibility Verification” and bring this to us together with one of the original documents listed in

Section 2 under List A to establish identity and employment eligibility or one from List B to establish identity and one from List C to establish employment eligibility on your first day of employment.

Also enclosed is a copy of the Company’s standard form Employee Agreement and Indemnity Agreement for your review and execution.  Please return signed copies along with this offer letter.

You may accept this offer of employment and the terms and conditions thereof by confirming your acceptance in writing by June 5, 2009.  In anticipation of you accepting this offer, we would like to agree to a start date as soon as possible.  This offer of employment is not a contract or commitment of employment for any period of time; you remain an “at will” employee should you accept this offer.  Please complete sign and date in the section below, keep one copy of the letter for your records and return one copy to me along with the signed Employee Agreement in the enclosed stamped, self-addressed envelope.

We are enthusiastic about your joining us, and believe that our ambitious business plans and goals will provide every opportunity for you to achieve your personal and professional objectives.  In the meantime, if you have any questions, please do not hesitate to contact me at 631-435-6360 (office) or at jim.mulski@smsc.com (email).

As discussed, we are looking forward to you joining our team on June 22, 2009.

Sincerely,

/s/ Jim Mulski
Jim Mulski
SMSC Vice President
Human Resources

Accepted and agreed.
Signature:	/s/ Roger Wendelken

Date:	5/29/09

Starting Date:	6/22/09

Enclosures:
Summary of Benefits
Management Incentive Plan (MIP) document
Sales Incentive Plan (SIP) agreement
401K Plan
Severance Plan
Employee Agreement
Form I-9 page 2